CFNB REPORTS LOWER FOURTH QUARTER NET EARNINGS OF $1.4 MILLION

2015 FULL YEAR NET EARNINGS INCREASE 28% TO $9.1 MILLION

IRVINE, CALIFORNIA, July 29, 2015 -- California First National Bancorp (NASDAQ: CFNB, “Company”) net earnings for the fourth quarter ended June 30, 2015 of $1.4 million were 26% below net earnings of $1.8 million for the fourth quarter 2014. For fiscal year ended June 30, 2015, net earnings of $9.1 million were 28% above $7.05 million reported for fiscal 2014. Diluted earnings per share (EPS) for fourth quarter 2015 of $0.13 per share were down 26% from $0.18 for the fourth quarter of the prior year, while EPS of $0.87 for fiscal 2015 were up 28% from $.67 per share the fiscal 2014.

2015 Fourth Quarter and Year End Highlights

•         15% fourth quarter  loan increase boosts loan portfolio to $243 million, up 89% from June 30, 2014

•         Total assets reach $731.1 million at June 30, 2015, up 26% from June 30, 2014

•         Fourth quarter net interest income increased 20%, with 2015 net interest income up 14%

•         Continued strength in asset quality with 2015 net charge-offs less than $20,000

•         2015 fourth quarter net income decline due to 60% drop in non-interest income from reduction in leases reaching the end of term during the quarter

•         Capital remains strong, with Tier 1 common equity ratio of 29.2%

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "CalFirst Bancorp’s fourth quarter results show the benefit of efforts to expand our business beyond commercial leases.  The current rate environment continues to compress margins but growth in assets is contributing to growth in interest income.  With the backlog of committed transactions in our pipeline, we are optimistic that growth in earning assets will continue into fiscal 2016. At June 30, 2015, with CalFirst Bancorp’s net worth at $188.2 million, the Company remains very well capitalized with substantial resources to support growth."

Selected Interest-Earning Asset and Interest-Bearing Liability Data

	Quarter Ending June 30,				Twelve Months Ending June 30,
(dollars in thousands)	2015		2014		2015		2014
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest-earning assets
Interest-earning deposits	$64,043	0.21%	$36,624	0.19%	$55,374	0.19%	$59,486	0.16%
Investment securities	75,403	2.45%	26,943	3.52%	56,082	2.51%	35,986	3.55%
Commercial loans	228,825	3.54%	115,130	3.65%	186,357	3.64%	91,314	3.84%
Net investment in leases	294,708	5.06%	332,602	4.44%	306,697	4.79%	331,474	4.48%
Total interest-earning assets	$662,979	3.77%	$511,299	3.91%	$604,510	3.81%	$518,260	3.81%
Interest-bearing liabilities
Deposits	$453,652	1.00%	$339,694	0.89%	$405,418	0.96%	$339,843	0.89%
Borrowings	29,096	0.34%	2,201	0.18%	19,334	0.32%	549	0.25%
Total interest-bearing liabilities	$482,748	0.96%	$341,895	0.88%	$424,752	0.93%	$340,392	0.89%
Net interest spread (1)		2.81%		3.03%		2.88%		2.92%
Net interest margin (2)		3.07%		3.32%		3.15%		3.22%

1) Net interest spread is the difference between average yield on interest-earning assets and average rate paid on interest-bearing liabilities.

2) Net interest margin represents net interest income as a percent of average interest-earnings assets.

Net Interest Income

Fourth quarter 2015 direct finance, loan and interest income increased 24.9% to $6.2 million from $5.0 million for the fourth quarter of fiscal 2014. The increase was primarily due to a $973,000, or 93%, increase in commercial loan income resulting from a 99% increase in average balances to $228.8 million, offset slightly by a 12 basis point drop in the average yield to 3.54%. Investment interest income increased by $240,200, or 94% as average cash and investments more than doubled to $139.4 million and this offset an 18 basis point drop in average yield. Direct finance income of $3.7 million was unchanged from the 2014 fourth quarter despite an 11% decline the average investment in leases to $294.7 million as the average yield improved 61 basis points to

5.06%. Combined, the average yield earned on leases and loans during the fourth quarter increased by 15 basis points to 4.39%, while the average net investment in leases and loans increased 17% to $523.5 million.

During the fourth quarter of fiscal 2015, interest expense on deposits and borrowings of $1.16 million increased 54.4% as average balances of $482.7 million were up 41% and average rates increased 8 basis points to 0.96%.  During the 2015 fourth quarter, the Company made a $400,000 provision to the allowance for credit losses related to the growth in the commercial loan portfolio.  As a result, net interest income after provision for credit losses for the 2015 fourth quarter increased 15.7% to $4.7 million, compared to $4.0 million for the 2014 fourth quarter.

For fiscal year ended June 30, 2015, total direct finance, loan and interest income increased 16.5% to $23.0 million from $19.7 million in fiscal 2014. This increase was due to a $3.3 million, or 94%, increase in commercial loan income resulting from a 104% increase in average loan balances to $186.4 million from $91.3 million for fiscal 2014, which offset a 20 basis point drop in average yields earned to 3.64%. Direct finance income declined 1% for the year to $14.7 million, reflecting a 7% decrease in average investment in leases to $306.7 million, which offset a 31 basis point increase in average lease yield to 4.79%. Combined, the average yield on leases and loans for fiscal 2015 increased by 2 basis points to 4.36%. Investment interest income in fiscal 2015 was up 11% to $1.5 million, reflecting a 17% increase in average cash and investment balances to $111.5 million and 8 basis point drop in average yields to 1.36%, driven by a $20 million increase in average securities balances, albeit at yields averaging 104 basis points less than the prior year.

For fiscal 2015, interest expense on deposits and borrowings increased 30% to $3.9 million, reflecting a 25% increase in average balances to $424.8 million and 4 basis point increase in average cost to 0.93%. During fiscal 2015, the Company’s provision for credit losses totaled $1,175,000, compared to a provision of $200,000 in fiscal 2014. The 2015 provision relates to the 89% growth in the commercial loan portfolio and some increased credit risk in the lease portfolio. At June 30, 2015, the allowance for credit losses of $6.5 million, 1.2% of total leases and loans, is consistent with the credit profile of the consolidated portfolio. All of the above factors contributed to an 8% increase in 2015 net interest income after provision for credit losses to $17.9 million from $16.5 million in fiscal 2014.

Non-interest income

For the fourth quarter ended June 30, 2015, non-interest income of $529,500 declined 60% from $1.34 million for the 2014 fourth quarter. The decline was due to a $992,000 decrease in income from the sale or re-lease of property at end of term. Less than $200,000 of booked residual was realized during the 2015 fourth quarter compared to $1.0 million recognized during the 2014 fourth quarter. The decrease in end of term income was offset in part by a $134,400 gain from the sale of a security.

For the year ended June 30, 2015, non-interest income was up 57% to $8.7 million from $5.6 million in fiscal 2014. Non-interest income for 2015 includes the pre-tax recovery of $2,743,920 from the settlement of claims filed in a TFT-LCD (thin-film transistor liquid display) products antitrust case recognized during the second quarter of fiscal 2015. Excluding that income, the increase in 2015 non-interest income included a $788,700 increase in gains from sales of leases and $481,200 in securities gains that offset an $826,200 decline in income from end of term transactions.

Non-interest Expenses

CalFirst Bancorp’s non-interest expenses of $2.9 million for the 2015 fourth quarter increased 11.6% from $2.6 million in the 2014 fourth quarter, while fiscal 2015 non-interest expenses of $11.8 million increased 7.1% from $11.0 million reported for fiscal 2014. The increase in expenses for both periods in fiscal 2015 was due primarily to a 10% increase in sales compensation cost recognized.

Leases and Loans

Fourth quarter 2015 lease bookings of $60.2 million more than doubled from $28.6 million the prior year, with commercial loan bookings of $43.5 million up 21% from $35.9 million in the 2014 fourth quarter. Combined, total lease and loan bookings of $103.7 million increased 61% from 2014 fourth quarter bookings of $64.5 million.

Full fiscal year 2015 lease bookings of $217.8 million were up 20% from $181.4 million in fiscal 2014, with 94% of 2015 leases booked originated directly. Total commercial loans booked in fiscal 2015 of $155.3 million more than doubled from $73.3 million booked in fiscal 2014, producing total 2015 loan and lease bookings of $373.1 million, up 47% from $254.7 million booked in fiscal 2014.

The total lease and loan portfolio at June 30, 2015 increased 19% to $541.8 million from $455.8 million at June 30, 2014, with the growth limited by loan payoffs and lease sales. The quality of the portfolio has been maintained, with non-performing assets still less than $50,000 at June 30, 2015.

2015 fourth quarter lease and loan originations were up 18% from the fourth quarter of fiscal 2014, with 2015 full year originations up 20%.  The increase in both periods is due to strength in loan originations, which doubled in the fourth quarter and were up 141% for the year, while 2015 lease originations were down 21% from the prior year. The estimated backlog of approved lease and loan commitments of $125 million at June 30, 2015 is 9% lower than at June 30, 2014 but up slightly from $122 million at March 31, 2015.

Investment Securities

Investment securities of $84.5 million at June 30, 2015 increased 188% from $29.3 million at June 30, 2014, with $12 million of the increase occurring during the fourth quarter. The 2015 increase in investment securities includes the acquisition of $59.1 million of US Treasury notes and government agency mortgage-backed securities and $8.4 million of corporate bonds, partially offset by maturities of corporate securities and amortization.

California First National Bancorp is a bank holding company with lending and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding the Company's expected growth in assets, estimated bookings, credit quality and the impact of general economic conditions and interest rates on our earnings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2014 Annual Report on Form 10-K and the 2015 quarterly reports on Form 10-Q.

CONTACT:

S. Leslie Jewett

ljewett@calfirstbancorp.com

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings

(000's except per share data)

	Three months ended			Twelve months ended
	June 30,		Percent	June 30,		Percent
	2015	2014	Change	2015	2014	Change

Finance & loan income	$5,752	$4,748	21.2%	$21,489	$18,370	17.0%
Investment interest income	495	255	94.5%	1,516	1,371	10.6%
Total interest income	6,247	5,002	24.9%	23,005	19,741	16.5%

Interest expense on deposits & borrowings	1,163	753	54.4%	3,945	3,037	29.9%
Net interest income	5,084	4,249	19.7%	19,060	16,704	14.1%
Provision for credit losses	400	200	100.0%	1,175	200	487.5%
Net interest income after provision for credit losses	4,684	4,049	15.7%	17,885	16,504	8.4%

Non-interest income
Operating & sales-type lease income	52	884	(94.1%)	305	2,152	(85.8%)
Gain on sale of leases & leased property	303	391	(22.5%)	4,791	2,980	60.8%
Gain on sale of investment securities	134	-	-	481	-	-
Other fee income	40	61	(34.9%)	3,132	432	625.0%
Total non-interest income	529	1,337	(60.4%)	8,709	5,564	56.5%

Non-interest expenses
Compensation & employee benefits	2,090	1,905	9.7%	8,582	7,796	10.1%
Occupancy	158	158	0.0%	634	682	(7.0%)
Professional services	189	144	31.3%	664	590	12.5%
Other general & administrative	473	401	18.0%	1,899	1,927	(1.5%)
Total non-interest expenses	2,910	2,608	11.6%	11,779	10,995	7.1%

Earnings before income taxes	2,303	2,778	(17.1%)	14,815	11,073	33.8%

Income taxes	943	932	1.2%	5,760	4,022	43.2%

Net earnings	$1,360	$1,846	(26.3%)	$9,055	$7,051	28.4%

Basic earnings per common share	$0.13	$0.18	(26.3%)	$0.87	$0.67	28.3%
Diluted earnings per common share	$0.13	$0.18	(26.3%)	$0.87	$0.67	28.4%

Weighted average common shares outstanding	10,460	10,460		10,460	10,453
Diluted number common shares outstanding	10,460	10,463		10,460	10,456

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets

(000’s)

	June 30,	June 30,	Percent
	2015	2014	Change
ASSETS
Cash and short term investments	$60,240	$40,122	50.1%
Investment securities	84,546	29,316	188.4%
Net receivables	1,174	680	72.6%
Property for transactions in process	31,340	40,578	(22.8%)
Net investment in leases	298,324	326,608	(8.7%)
Commercial loans	243,462	129,186	88.5%
Income tax receivable	231	1,658	(86.1%)
Other assets	1,564	2,762	(43.4%)
Discounted lease rentals assigned to lenders	10,193	8,640	18.0%
	$731,074	$579,550	26.1%

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$2,635	$4,655	(43.4%)
Income taxes payable, including deferred taxes	11,944	15,284	(21.9%)
Deposits	471,906	355,810	32.6%
Borrowings	42,000	6,858	512.4%
Other liabilities	4,178	4,558	(8.3%)
Non-recourse debt	10,193	8,640	18.0%
Total liabilities	542,856	395,805	37.2%
Stockholders' Equity	188,218	183,745	2.4%
	$731,074	$579,550	26.1%